Exhibit (d)(11)(iii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of July 31, 2016 to the Investment Sub-Advisory Agreement dated as of November 7, 2005, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. (“TAM”) and J.P. Morgan Investment Management Inc. (“JPMorgan”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]

Transamerica Core Bond	0.15% of the first $1.5 billion; 0.12% over $1.5 billion[2]

Transamerica Long/Short Strategy	0.70% of the first $300 million; 0.65% over $300 million up to $1 billion; 0.625% over $1 billion

Transamerica Mid Cap Value	0.40%

Transamerica Multi-Managed Balanced[3]	0.225% of the first $500 million; 0.20% over $500 million up to $1 billion; 0.16% over $1 billion up to $5 billion; 0.15% over $5 billion[4]

[1]	As a percentage of average daily net assets on an annual basis.
[2]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica JPMorgan Core Bond VP (a series of Transamerica Series Trust) and Transamerica Core Bond.
[3]	With respect to such portion of the Fund’s assets as shall be allocated to J.P. Morgan Investment Management Inc. by TAM from time to time.
[4]	The sub-advisory fees are determined on the basis of the combined assets of the JPMorgan subadvised portions of the assets of Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP (a series of Transamerica Series Trust), Transamerica JPMorgan Enhanced Index VP (a series of Transamerica Series Trust), Transamerica Partners Balanced Portfolio (a series of Transamerica Partners Portfolios), and Aegon Balanced Ret Opt (a separate account).

[signature page follows]

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 31, 2016.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President